For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2010 Operating Results

Announces 164th Straight Quarterly Dividend and 17th Consecutive Annual Dividend Increase.
Raises Annualized Dividend Rates by $0.01 per Share

Greenwich, Connecticut, December 16, 2010 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2010.  The company also announced an increase in the quarterly dividend rates on its Class A and Common stock.

Diluted funds from operations (“FFO”) for the quarter ended October 31, 2010 amounted to $8,079,000 or $0.28 per Common share and $0.30 per Class A Common share compared with $6,958,000 or $0.25 per Common share and $0.28 per Class A Common share in last year’s fourth quarter. For the year ended October 31, 2010, diluted FFO amounted to $30,053,000 or $1.07 per Common Share and $1.18 per Class A Common share compared with $30,108,000 or $1.10 per Common Share and $1.22 per Class A Common share in fiscal 2009.

Net income applicable to Common and Class A Common stockholders for the quarter ended October 31, 2010 amounted to $3,903,000 or $0.13 per diluted Common share and $0.15 per diluted Class A Common share compared with $3,157,000 or $0.11 per diluted Common share and $0.13 per diluted Class A Common share in last year’s fourth quarter.  For the year ended October 31, 2010 net income applicable to Common and Class A Common stockholders was $14,448,000 or $0.52 per diluted Common share and $0.57 per diluted Class A Common share compared to $14,649,000 or $0.54 per diluted Common share and $0.59 per diluted Class A Common share in fiscal 2009.

Net income for the fiscal year ended October 31, 2010 includes a loss on property held for sale in the amount of $300,000.  In addition, net income and FFO for fiscal year and fourth quarter ended October 31, 2010 include charges of $307,000 and $58,000 respectively, related to property acquisition costs incurred in fiscal 2010.  Prior to fiscal 2010, these costs were not expensed under generally accepted accounting principles.  FFO and net income for the fiscal year ended October 31, 2010 also includes $633,000 in lease termination income predominately related to a settlement with Bed Bath and Beyond ($516,000) that vacated space at the company’s Staples Plaza property, and the settlement of a lease guarantee obligation with another tenant ($70,000) that vacated the company’s Rockledge property in a prior period, which space has been re-leased.

FFO and net income for the fiscal year ended October 31, 2009 included dividend income and a gain on sale of marketable securities in the combined amount of $600,000.

At October 31, 2010, the percentage of the gross leasable area that was leased in the company’s consolidated core properties amounted to 93.6%, an increase of 1.6% from the beginning of the year.  The company has three equity investments in unconsolidated joint ventures (447,000 SF); at October 31, 2010 those properties were 90% leased.

Although the percentage of space leased in our core portfolio has increased from the beginning of fiscal 2010, it remains lower than the percentage of space leased before the current economic downturn began, due primarily to the bankruptcy filings of Linens and Things (two spaces or 63,000 sf) and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf) upon the expiration of its lease in January 2009.  The company has re-leased one of the Linens and Things spaces and the Fortunoff space.  In addition, the company has signed a new lease with a high-end spa operator for the space vacated by Borders Books for which the tenant is in the process of obtaining municipal approvals.  Rent on this space is expected to commence in the latter part of fiscal 2011 or beginning of 2012 after a 12 month construction period.  The company has been encouraged by the increase in FFO in the last two quarters of fiscal 2010, when compared with the last two quarters of fiscal 2009 and the first two quarters of fiscal 2010, as a result of leasing space that became vacant in 2009, and remained vacant in the beginning of 2010, including Buffalo Wild Wings (8,000 sf), Chuck E Cheese (15,000 sf), Marshall’s Shoes (11,000 sf), AutoZone (7,000 sf), Okinawa Japanese Steak House (6,000 sf) and Birchtree Learning Center (14,000 sf) at an average base rent of $20.15 sf per annum.

Rental revenues, which consist of base rent and reimbursements from tenants for operating and property tax expenses, increased by a net $1,587,000 in the fiscal year ended October 31, 2010 when compared to fiscal 2009. The net increase was attributable to an increase in base rental income on the leasing activity detailed above and the effect the four property and joint venture acquisitions in 2010 had on rental revenue.  This increase was offset by a decrease in some properties reimbursements from tenants for common area maintenance and real estate tax expenses as a result of vacancies in the portfolio.

The rental revenue increase of $1,687,000 for the three month period ended October 31, 2010 when compared to the same period in fiscal 2009 was attributable to increased rental income on the new leasing activity described above, normal base rental rate increases and the positive effect of the four property and joint venture acquisitions in 2010.

Commenting on the quarter and year end operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “Although a weak economy and cautious and struggling retailers continue to stress our portfolio we believe we have passed the low point in the cycle and our leasing and financial results are beginning to return to pre-crisis levels.  The percentage of our core portfolio that is leased rose 1.6% during fiscal 2010 to 93.6%.  In fiscal 2010 we closed on the purchase of four grocery anchored properties in our core market.  We purchased a 231,000 sf Stop & Shop and Wal-Mart anchored center in New Milford, CT, a 28,000 sf mixed use property anchored by Mrs. Green’s Natural Market in Katonah, NY, and a 66.7% interest in a 193,000 sf shopping center in Carmel, N.Y. anchored by a Hannaford Brothers Supermarket.  We also acquired an equity interest in a 247,000 sf Shop Rite anchored shopping center on Central Avenue in Scarsdale, NY.  These are all quality properties located within our target market that were acquired in off-market transactions.  We are working on several additional acquisitions and are fortunate to have the resources and balance sheet strength to buy the quality properties that we seek at this point in the real estate cycle.  Our disciplined acquisition program has worked well.  In September 2010, the company sold 2.5 million shares of its Class A Common stock in an underwritten follow on public stock offering, which raised proceeds of approximately $45 million.  The company used a majority of the proceeds to repay short term borrowings that were used to purchase the aforementioned property acquisitions.  We were pleased with how the stock offering was received by the REIT investment community; we look forward to continuing this momentum in fiscal 2011.”

UBP Announces increases in Class A and Common Share Dividend Rates for seventeenth consecutive year

At their regular meeting, the Directors of the company approved an increase in the quarterly dividend rates on shares of the company’s Class A Common Stock and Common Stock for the seventeenth consecutive year.  The quarterly dividend rates were increased to $0.245 for each share of Class A Common Stock and $0.2225 for each share of Common Stock. The new dividend rates represent annualized increases of $0.01 per share for both the Class A Common shares and Common shares.  The dividends are payable January 21, 2011 to stockholders of record on January 7, 2011.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in fifty (50) properties containing 4.6 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  The company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
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(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter 2010 Results
(UNAUDITED)
 (in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Revenues
Base rents	$63,419	$61,178	$16,092	$15,123
Recoveries from tenants	20,074	20,728	5,107	4,389
Lease termination income	633	77	-	-
Other income	1,023	744	419	172
Total Revenues	85,149	82,727	21,618	19,684

Expenses
Property operating	13,626	13,239	3,254	2,715
Property taxes	13,682	13,089	3,612	3,190
Depreciation and amortization	15,066	15,366	4,044	3,662
General and administrative	6,873	6,350	1,624	1,435
Acquisition costs	307	-	58	-
Directors' fees and expenses	313	292	69	63
Total Operating Expenses	49,867	48,336	12,661	11,065

Operating Income	35,282	34,391	8,957	8,619
Non-Operating Income (Expense):
Interest expense	(7,585)	(6,695)	(1,978)	(1,941)
Gain on sale of marketable securities	-	381	-	-
Equity in net income from unconsolidated joint venture	208	-	133	-
Other Expense	(452)	(155)	(57)	(155)
Interest, dividends and other investment income	396	280	199	24

Net Income	27,849	28,202	7,254	6,547

Noncontrolling interests:
Net income attributable to noncontrolling interests	(307)	(459)	(77)	(116)
Net income attributable to Urstadt Biddle Properties Inc.	27,542	27,743	7,177	6,431
Preferred stock dividends	(13,094)	(13,094)	(3,274)	(3,274)

Net Income Applicable to Common and Class A Common Stockholders	$14,448	$14,649	$3,903	$3,157

Diluted Earnings Per Share:
Common	$.52	$.54	$.13	$.11
Class A Common	$.57	$.59	$.15	$.13

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,695	7,392	7,855	7,541
Class A Common and Class A Common Equivalent	18,423	18,026	19,394	18,062

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter 2010 Results
 (In thousands, except per share data)

Reconciliation of Net Income Available to Common Stockholders
to Funds from Operations (amounts in thousands, except per share data)

	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2010	2009	2010	2009
Net Income Applicable to Common and Class A Common Stockholders	$14,448	$14,649	$3,903	$3,157

Real property depreciation	11,689	11,463	3,022	2,855
Amortization of tenant improvements and allowances	2,810	3,169	871	665
Amortization of deferred leasing costs	523	672	142	126
Depreciation and amortization on unconsolidated joint ventures	283	-	141	-
Loss on assets held for sale	300	155	-	155
Funds from Operations Applicable to Common and Class A Common Stockholders	$30,053	$30,108	$8,079	$6,958

Per Share:
Funds from Operations (Diluted):
Common	$1.07	$1.10	$.28	$.25
Class A Common	$1.18	$1.22	$.30	$.28

Balance Sheet Highlights
(in thousands)
	October 31,	October 31,
	2010	2009
	(Unaudited)
Assets
Cash and cash equivalents	$15,675	$10,340

Real Estate investments before accumulated depreciation	$601,222	$565,672

Investments in and advances to unconsolidated joint ventures	$24,850	$723

Total Assets	$557,053	$504,539

Liabilities
Revolving credit lines	$11,600	$-

Mortgage notes payable	$118,202	$116,417

Total liabilities	$142,069	$127,496

Redeemable Preferred Stock	$96,203	$96,203

Redeemable noncontrolling interests	$11,330	$7,259

Total Stockholders’ Equity	$307,451	$273,581